EXHIBIT 99.2

Immunovative Inc. Responds to Wrongful Termination Notice of License Agreement and Demands Immediate Return of $3.7 Million USD Due to Multiple Contractual Breaches by Israeli Based Immunovative Therapies Ltd.

NEW YORK, NY--(Marketwire - Jan 11, 2013) - Immunovative, Inc. ("IMUN" or the "Company") (OTCQB: IMUN) today announced that the Company has responded to the purported termination notice sent to IMUN by Immunovative Therapies Ltd. ("ITL") on January 08, 2013 ("Notice of Termination of License Agreement per Section 10.3.2") from Dr. Michael Har Noy acting on behalf of ITL. In its response the Company set forth facts showing that it has not breached any material terms or covenants of the license agreement and further asserted that ITL has committed multiple breaches of the license agreement. IMUN is considering seeking legal remedies against ITL, including the immediate disgorgement of approximately $3.7 million previously paid to ITL and damages incurred by the Company.

Seth Shaw, CEO of IMUN, stated: "In our view, the evidence is clear and incontrovertible that our company never breached our material obligations under the December 2011 license agreement with ITL. We believe that there is no reasonable interpretation of the license agreement in which our Company would have been obligated to pay ITL more than $2,450,000 USD at this point in time. The fact that our Company has advanced ITL approximately $3,700,000 USD towards the license agreement demonstrates the great level of importance and confidence that our management put in the relationship with ITL." Shaw continued, "Under these circumstances, sending IMUN a wrongful termination letter was a breach in itself of the license agreement by ITL. We believe the Company is in full compliance with License Agreement. We are carefully considering the most effective remedies available to us."

About Immunovative, Inc.:

On December 12th, 2011, Immunovative, Inc. ("IMUN") signed an exclusive License Agreement (the "License Agreement") with Immunovative Therapies, Ltd. ("ITL"). Under the terms of the License Agreement, IMUN has been granted an exclusive, worldwide license to commercialize any products covered under ITL's current issued and pending patent application portfolio, as well as the rights to any future patent applications, including improvements or modifications to the existing applications and any corresponding improvements or new versions of the existing products. Please visit IMUN's website at www.imun.com.

About Immunovative Therapies, Ltd.:

Immunovative Therapies, Ltd. is an Israeli biopharmaceutical company that was founded in May 2004 with financial support from the Israeli Office of the Chief Scientist. ITL is a graduate of the Misgav Venture Accelerator, a member of the world-renowned Israeli technological incubator program. The company was the Misgav Venture Accelerator's candidate for the prize for the outstanding incubator project of 2006, awarded by the Office of the Chief Scientist. ITL specializes in the development of novel immunotherapy drug products that incorporate living immune cells as the active ingredients for treatment of cancer and infectious disease. Please visit ITL's website at: www.immunovative.co.il

DISCLAIMER:

Forward-Looking Statements: Except for statements of historical fact, this news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation expectations, beliefs, plans and objectives regarding the development, use and marketability of products. Such forward-looking statements are based on present circumstances and on IMUN's predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, and are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to successfully develop and market products, consumer and business consumption habits, the ability to fund operations and other factors over which IMUN has little or no control. Such forward-looking statements are made only as of the date of this release, and IMUN assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements. Risks, uncertainties and other factors are discussed in documents filed from time to time by IMUN with the Securities and Exchange Commission.

Mr. Seth M. Shaw
Chairman & Chief Executive Officer
Immunovative, Inc.
New York: +1-917-796-9926
Montreal: +1-514-840-3697
Email: Email Contact